Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

BIP Ventures Evergreen BDC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$8,508,903.11(1)	0.00013810	$1,175.08(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$8,508,903.11
Total Fees Due for Filing			$1,175.08
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,175.08

(1) Estimated solely for purposes of calculating the amount of the filing fee, in accordance with Rule 0-11(b) under the Securities Exchange Act of 1934, as amended. The Transaction Valuation is based upon the aggregate maximum purchase price payable for Shares pursuant to the Offer, calculated as 245,851 Shares multiplied by $34.61, the net asset value per Share as of June 30, 2026.

(2) The amount of the filing fee was calculated at a rate of $138.10 per $1,000,000 of Transaction Valuation, in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Commission's Fee Rate Advisory #1 for Fiscal Year 2026.